Exhibit 99.1

MEDICAL BILLING ASSISTANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011
	(unaudited)
	Pro forma	As reported

ASSETS
Current assets
Cash	$1,836,762	$87,913
Accounts receivable	43,526	43,526
Prepaid expenses	13,673	43,673
Escrows and deposits	232,162	-
Total current assets	2,126,123	175,112

Property, plant and equipment, net of accumulated depreciation of $1,099,701 and $1,018,970	4,617,829	4,617,829

Other assets
Capitalized financing costs	169,283
Deposits	2,415	2,415

Total assets	$6,915,650	$4,795,356

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$222,463	$305,817
Notes payable, current portion	67,727	5,346,352
Notes payable- related party, current portion	19,301	19,301
Convertible note payable	53,000	53,000
Unearned revenue	23,586	23,586
Deferred income taxes	50,019	50,019
Other liabilities	-	-
Total current liabilities	436,095	5,798,075

Long term debt:
Deposits held	47,399	47,399
Notes payable, long term portion	7,482,274	-
Total long term debt	7,529,673	47,399

Total liabilities	7,965,768	5,845,474

Stockholders' deficit
Preferred stock, $0.01 par value; 1,000,000 shares authorized, Nil issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 49,716,000 shares issued and outstanding as of June 30, 2011 and December 31, 2010	49,716	49,716
Additional paid in capital	40,915	40,915
Accumulated deficit	(1,140,749)	(1,140,749)
Total stockholders' deficit	(1,050,118)	(1,050,118)

Total liabilities and stockholders' deficit	$6,915,651	$4,795,356